Exhibit 5.2

SUITE 300, 204 BLACK STREET

WHITEHORSE, YUKON Y1A 2M9

TELEPHONE: 867-668-5252

FAX: 867-668-5251

E-MAIL: lackowicz.hoffman@yukonlaw.com

IN ASSOCIATION WITH

Reply Attention To: Paul W. Lackowicz

DIRECT E-MAIL:plackowicz@yukonlaw.com

Our File No: 38375

September 18, 2015

Ultra Petroleum Corp.

400 North Sam Houston Parkway E

Suite 1200

Houston, TX

77060

Dear Sirs/Mesdames:

Re: Registration Statement on Form S-3

We have acted as counsel for Ultra Petroleum Corp., a Yukon, Canada corporation (the “Corporation”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form S-3 (the “Registration Statement”) and the prospectus of even date herewith contained therein (the “Prospectus”) relating to the offer and proposed resale by selling noteholders named in, or incorporated in to, the Prospectus of up to $850,000,000 aggregate principal amount of the Corporation’s 6.125% Senior Notes due 2024 (the “Notes”). The Notes have been issued pursuant to an indenture dated as of September 18, 2014, (the “Indenture”), between the Corporation, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”).

File No. 38375

Scope of Review

For the purpose of this opinion letter, we have examined pdf copies of the following documents:

1.	the Indenture;

2.	the Registration Statement;

3.	the Global Notes identified by CUSIP 903914 AC3 and CUSIP C93125 ABS, both payable to Cede & Co.;

4.	signed resolutions of the directors of the Corporation dated September 2, 2014 authorizing the transaction described herein; and

5.	the original of a certificate of status dated September 17, 2015 for the Corporation issued pursuant to the Business Corporations Act (Yukon).

In rendering the opinions herein, we have relied upon our examination of the foregoing documents and certificates, and the Articles of Incorporation and Bylaws of the Corporation contained in the minute book of the Corporation maintained by our office, and we have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed.

Assumptions

In rendering this opinion, we have assumed:

a.     The genuineness of all signatures;

b.     The authenticity and completeness of all documents submitted to us as originals;

c.     The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

d.     The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such; and

File No. 38375

e.     To the extent that the obligations of the Corporation under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable under the federal laws of the United States and laws of the State of New York against both the Trustee and the Corporation in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Practice Restriction

We are solicitors qualified to carry on the practice of law in Yukon only and we express no opinion as to any laws or matters governed by the laws other than Yukon and the federal laws of Canada applicable therein in effect as at the date of this opinion (“Yukon Law”).

Opinion

Based on and relying on the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that as at the date hereof:

1.	The Corporation is incorporated and is a valid and subsisting corporation with the power to issue the Notes;

2.	The Corporation has taken all necessary corporate action to authorize the execution and delivery of the Notes; and

3.	The Notes constitute binding obligations of the Corporation.

Qualifications

The enforceability of the Notes is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law), (iii) obligations of good faith and fair dealing under New York law, (iv) provisions purporting to make a guarantor primarily liable rather than as a surety and (v) other commonly-recognized statutory and judicial constraints on enforceability, including statutes of limitation, the potential unavailability of specific performance and other equitable remedies, limitations on rights to indemnification that contravene law or public policy and the effectiveness of waivers of rights or benefits that cannot be effectively waived under applicable law.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”

Yours very truly,

/s/ LACKOWICZ & HOFFMAN